                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                   -----------------------------------------------

                                     SCHEDULE 13G

                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13D-2(b)


                                 (AMENDMENT NO. 1)(1)


                              POWER INTEGRATIONS, INC.
--------------------------------------------------------------------------------
                                   (NAME OF ISSUER)



                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)



                                      0007392761
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                         N/A
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


                            (Continued on following pages)
                                 (Page 1 of 15 Pages)


---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0007392761                  13G                   Page 2 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KLEINER PERKINS CAUFIELD & BYERS IV, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB IV") 94-3001663
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                               (a) / /  (b) /X/

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                                                           -0-
       NUMBER OF    -----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY                                                          -0-
       OWNED BY     -----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
       REPORTING                                                           -0-
      PERSON WITH   -----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                                                           -0-
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                                 -0-
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            / /
          CERTAIN SHARES*
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                                                                            PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                   Page 3 of 15 Pages
-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            KPCB IV ASSOCIATES, L.P., A CALIFORNIA LIMITED
            PARTNERSHIP ("KPCB IV ASSOCIATES") 94-3001662
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
         GROUP*                                                 (a)/ /  (b)/X/
-------------------------------------------------------------------------------
    3    SEC USE ONLY

-------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                               5       SOLE VOTING POWER                   -0-
                            ---------------------------------------------------
                               6       SHARED VOTING  POWER
    NUMBER OF                          14,975 shares which are directly held by
     SHARES                            KPCB Zaibatsu Fund I, a California
  BENEFICIALLY                         limited partnership ("KPCB ZF I").
    OWNED BY                           KPCB IV Associates is the general
      EACH                             partner of KPCB ZF I.
    REPORTING               ---------------------------------------------------
   PERSON WITH                 7       SOLE DISPOSITIVE POWER              -0-
                            ---------------------------------------------------
                               8       SHARED DISPOSITIVE POWER
                                       14,975 shares which are directly held
                                       by KPCB Zaibatsu Fund I, a California
                                       limited partnership ("KPCB ZF I").
                                       KPCB IV Associates is the general
                                       partner of KPCB ZF I.
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         14,975
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                   Page 4 of 15 Pages
--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 BROOK BYERS
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP*                                          (a) / /   (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER            12,292
                                  ----------------------------------------------
                                    6       SHARED VOTING POWER
                                            14,975 shares which are directly
                                            held by KPCB ZF I.  KPCB IV
                                            Associates is the general partner of
                                            KPCB ZF I.  Mr. Byers
       NUMBER OF                            is a general partner of KPCB IV
        SHARES                              Associates.  Mr. Byers disclaims
     BENEFICIALLY                           beneficial ownership of the shares
       OWNED BY                             held directly by KPCB ZF I.
         EACH                    ----------------------------------------------
       REPORTING                    7       SOLE DISPOSITIVE POWER      12,292
      PERSON WITH                ----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            14,975 shares which are directly
                                            held by KPCB ZF I. KPCB IV
                                            Associates is the general partner of
                                            KPCB ZF I. Mr. Byers is a general
                                            partner of KPCB IV Associates.  Mr.
                                            Byers disclaims beneficial ownership
                                            of the shares held directly by KPCB
                                            ZF I.
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                27,267
              REPORTING PERSON
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
              EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.2%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0007392761                  13G                  Page 5 of 15 Pages
--------------------------------------------------------------------------------

    1   NAME OF REPORTING PERSONS
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                    -----------------------------------------------------------
                         3,343 shares held directly by a trust of
                         which Mr. Doerr is the trustee. Mr.
                         Doerr disclaims beneficial ownership of
                         these shares.
                    -----------------------------------------------------------
                     6   SHARED VOTING POWER
    NUMBER OF            14,975 shares which are directly held by
      SHARES             KPCB ZF I. KPCB IV Associates is the
   BENEFICIALLY          general partner of KPCB ZF I. Mr. Doerr
  OWNED BY EACH          is a general partner of KPCB VII
    REPORTING            Associates. Mr. Doerr disclaims
   PERSON WITH           beneficial ownership of the shares held
                         directly by KPCB ZF I.
                    -----------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER
                         3,343 shares held directly by the Brook
                         H. Byers Trust. Mr. Doerr is trustee of
                         the trust and disclaims beneficial
                         ownership of these shares.
                    -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          3,343 shares held directly by a trust of
                          which Mr. Doerr is the trustee. Mr.
                          Doerr disclaims beneficial ownership of
                          these shares.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           18,318
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   0.1%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0007392761                  13G                   Page 6 of 15 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             VINOD KHOSLA
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                                  0
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          14,975 shares which are directly held
                          by KPCB ZF I.  KPCB IV Associates is
                          the general partner of KPCB ZF I.  Mr.
                          Khosla is a general partner of KPCB VI
    NUMBER OF             Associates.  Mr. Khosla disclaims
      SHARES              beneficial ownership of the shares
   BENEFICIALLY           held directly by KPCB ZF I.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                             0
   PERSON WITH      ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          14,975 shares which are directly held
                          by KPCB ZF I.  KPCB IV Associates is
                          the general partner of KPCB ZF I.  Mr.
                          Khosla is a general partner of KPCB VI
                          Associates.  Mr. Khosla disclaims
                          beneficial ownership of the shares
                          held directly by KPCB ZF I.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING          14,975
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  0.1%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0007392761                  13G                   Page 7 of 15 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             FRANK CAUFIELD
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                             15,657
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          14,975 shares which are directly held
                          by KPCB ZF I.  KPCB IV Associates is
                          the general partner of KPCB ZF I.  Mr.
    NUMBER OF             Caufield is a general partner of KPCB
      SHARES              IV Associates.  Mr. Caufield disclaims
   BENEFICIALLY           beneficial ownership of the shares
  OWNED BY EACH           held directly by KPCB ZF I.
    REPORTING       ------------------------------------------------------------
   PERSON WITH       7    SOLE DISPOSITIVE POWER                        15,657
                    ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          14,975 shares which are directly held
                          by KPCB ZF I.  KPCB IV Associates is
                          the general partner of KPCB ZF I.  Mr.
                          Caufield is a general partner of KPCB
                          IV Associates.  Mr. Caufield disclaims
                          beneficial ownership of the shares
                          held directly by KPCB ZF I.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           30,632
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    0.2%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0007392761                  13G                  Page 8 of 15 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             REGIS MCKENNA
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                             15,527
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          14,975 shares are directly held by
                          KPCB ZF I.  KPCB IV Associates is the
                          general partner of KPCB IV and KPCB ZF
                          I.  Mr. McKenna is a general partner
    NUMBER OF             of KPCB IV Associates.  Mr. McKenna
      SHARES              disclaims beneficial ownership of the
   BENEFICIALLY           shares held directly by KPCB ZF I.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                        15,527
   PERSON WITH      ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          14,975 shares are directly held by
                          KPCB ZF I.  KPCB IV Associates is the
                          general partner of KPCB IV and KPCB ZF
                          I.  Mr. McKenna is a general partner
                          of KPCB IV Associates.  Mr. McKenna
                          disclaims beneficial ownership of the
                          shares held directly by KPCB ZF I.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           30,502
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   0.2%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0007392761                  13G                   Page 9 of 15 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. FLOYD KVAMME
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                             71,875
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          14,975 shares which are directly held
                          by KPCB ZF I.  KPCB IV Associates is
                          the general partner of KPCB ZF I.  Mr.
    NUMBER OF             Kvamme is a general partner of KPCB IV
      SHARES              Associates.  Mr. Kvamme disclaims
   BENEFICIALLY           beneficial ownership of the shares
  OWNED BY EACH           held directly by KPCB ZF I.
    REPORTING       ------------------------------------------------------------
   PERSON WITH       7    SOLE DISPOSITIVE POWER                        71,875
                          (Includes options exercisable within
                          60 days for 5,555 shares.)
                          (Includes options exercisable within
                          60 days for 5,555 shares.)
                    ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          14,975 shares which are directly held
                          by KPCB ZF I.  KPCB IV Associates is
                          the general partner of KPCB ZF I.  Mr.
                          Kvamme is a general partner of KPCB IV
                          Associates.  Mr. Kvamme disclaims
                          beneficial ownership of the shares
                          held directly by KPCB ZF I.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           86,850
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   0.7%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0007392761                  13G                  Page 10 of 15 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             THOMAS PERKINS
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                                                                         6,214
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          14,975 shares which are directly held
                          by KPCB ZF I.  KPCB IV Associates is
                          the general partner of KPCB ZF I.  Mr.
                          Perkins is a general partner of KPCB
                          IV Associates.  Mr. Perkins disclaims
     NUMBER OF            beneficial ownership of the shares
      SHARES              held directly by KPCB ZF I.
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH      7    SOLE DISPOSITIVE POWER                         6,214
    REPORTING       ------------------------------------------------------------
   PERSON WITH       8    SHARED DISPOSITIVE POWER
                          14,975 shares which are directly held
                          by KPCB ZF I.  KPCB IV Associates is
                          the general partner of KPCB ZF I.  Mr.
                          Perkins is a general partner of KPCB
                          IV Associates.  Mr. Perkins disclaims
                          beneficial ownership of the shares
                          held directly by KPCB ZF I.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING             21,189
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     0.2%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 15 Pages

   ITEM 1(a)    NAME OF ISSUER:

                Power Integrations, Inc.

   ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                477 North Mathilda Avenue
                Sunnyale, CA 94086

 ITEM 2(a)-(c)  NAME, ADDRESS AND CITIZENSHIP OF PERSON FILING:

                This amendment is being filed by KPCB IV Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB IV Associates are set forth on Exhibit B hereto.

                KPCB IV Associates is general partner of KPCB IV AND KPCB ZF I.

   ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

                Common Stock

   ITEM 2(e)    CUSIP NUMBER:

                0007392761

    ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable

    ITEM 4.     OWNERSHIP.

                Please see Item 5.

    ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Power Integrations, Inc.

    ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

                Not Applicable - See Item 5.

    ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable

    ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable

    ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable

    ITEM 10.    CERTIFICATION.

                Not Applicable

                                                            Page 12 of 15 Pages

                                     SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


Date:  February 12, 1999

BROOK H. BYERS                              KPCB IV ASSOCIATES, L.P., A
L. JOHN DOERR                               CALIFORNIA LIMITED PARTNERSHIP
VINOD KHOSLA
E. FLOYD KVAMME
THOMAS PERKINS
FRANK CAUFIELD
REGIS MCKENNA


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
           --------------------------                  -------------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner


                                            KLEINER PERKINS CAUFIELD &
                                            BYERS IV, L.P., A CALIFORNIA
                                            LIMITED PARTNERSHIP


                                            By KPCB IV Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner


                                            Signature:  /s/ Brook H. Byers
                                                       -------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                            Page 13 of 15 Pages

                                   EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------
Exhibit A:  Agreement of Joint Filing                                15

Exhibit B:  List of General Partners of KPCB IV Associates           16

                                                            Page 14 of 15 Pages

                                     EXHIBIT A

                             AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999 containing the information required by Schedule 13G, for the Shares of Power Integrations, Inc., held by Kleiner Perkins Caufield & Byers IV, L.P., and, with respect to the general partners, such other holdings as may be reported therein.

Date:  February 12, 1999

BROOK H. BYERS                              KPCB IV ASSOCIATES, L.P., A
L. JOHN DOERR                               CALIFORNIA LIMITED PARTNERSHIP
VINOD KHOSLA
E. FLOYD KVAMME
THOMAS PERKINS
FRANK CAUFIELD
REGIS MCKENNA


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
           --------------------------                  -------------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner


                                            KLEINER PERKINS CAUFIELD &
                                            BYERS IV, L.P., A CALIFORNIA
                                            LIMITED PARTNERSHIP


                                            By KPCB IV Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner


                                            Signature:  /s/ Brook H. Byers
                                                       -------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                            Page 15 of 15 Pages

                                     EXHIBIT B

                                GENERAL PARTNERS OF
                KPCB IV ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB IV Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  Thomas Perkins
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  Frank Caufield
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Regis McKenna
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

6.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen